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                                                                    EXHIBIT 99.1



MEDIA CONTACT:                                     INVESTOR CONTACT:
Skip Colcord                                       Pat Weller
(781) 386-6624                                     (781) 386-6603
colcors@polaroid.com                               wellerp@polaroid.com

MEDIA CONTACT:
Anne McCarthy
(781) 386-3171
mccarta1@polaroid.com


                   POLAROID RECEIVES WAIVER OF LOAN COVENANTS,
                 INITIATES EXPLORATION OF STRATEGIC ALTERNATIVES

                   -- ANNOUNCES INTENTION TO RESTRUCTURE DEBT;
                      WILL FORGO BOND INTEREST PAYMENTS --


         CAMBRIDGE, MASS., -- JULY 11, 2001 -- Polaroid Corporation (NYSE: PRD) today announced that it has reached an agreement with its U.S. bank lenders that it expects will maintain the company's near-term liquidity and operational stability as it continues to implement a series of initiatives aimed at strengthening its financial performance. Polaroid also announced that it has retained Dresdner Kleinwort Wasserstein and Merrill Lynch & Co. to assist the company in an exploration of strategic alternatives, which could include a sale of assets, a merger or sale of the company, and/or a strategic partnership. In addition, Polaroid said it will not make certain upcoming interest payments on its bonds and intends to begin negotiations shortly with its bondholders regarding a potential restructuring of the company's debt with the objective of developing a capital structure that will better support its long-term business objectives.

         Following negotiations with its bank lenders, Polaroid has obtained a waiver from its U.S. lenders of certain of its bank loan covenants through October 12, 2001, as well as a waiver of a $19 million principal repayment that had been scheduled for September 2001. These waivers will become effective upon receipt of a similar waiver from Polaroid's U.K. lenders, which the company expects to receive shortly. In addition, the company intends to pursue negotiations with its bank group concerning a rescheduling of its bank credit facilities.

                                     -more-

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                                                    WAIVER OF LOAN COVENANTS - 2

         "The receipt of these waivers demonstrates both the company's continuing support from its bank group and the progress we are making in implementing our previously announced five-point plan to strengthen our financial position," said Gary T. DiCamillo, chairman and chief executive officer. "From an operational standpoint, this allows us to continue business as usual while we position the company for a digital future with our new Opal and Onyx instant digital printing technologies."

         Polaroid will not make the interest payments totaling $11 million due July 16, 2001 on its 6-3/4% notes maturing on January 15, 2002 and its 7-1/4% notes maturing on January 15, 2007. It also will not make a $16 million interest payment due August 15, 2001 on its 11-1/2% notes maturing February 15, 2006. The company intends to initiate discussions with its bondholders promptly to pursue a consensual restructuring of its unsecured debt. Dresdner Kleinwort Wasserstein and Zolfo Cooper LLC have been retained to assist the company in these negotiations.

         William L. Flaherty, executive vice president and chief financial officer, noted that in light of these and other cash conservation measures, the company is comfortable that its current cash resources and bank facility provide sufficient funding for the company's business activities and its obligations to suppliers and vendors. Employee payroll and benefit payments are continuing as usual.

         "Polaroid is making meaningful progress toward reducing costs through restructuring, improving working capital, consolidating manufacturing, reducing capital spending and selling non-core assets," Flaherty said. "We will be detailing that progress on Wednesday, July 18, when we report second quarter financial results essentially in line with the expectations we announced last month."

         At the expiration of the 30-day grace period for the July 16 interest payment, the principal of the 6-3/4% notes and 7-1/4 % notes will be subject to acceleration. Due to cross-default provisions, the company's 11-1/2% notes similarly become subject to acceleration.

         A copy of the bank waiver will be available in the Form 8-K to be filed with the Securities and Exchange Commission.

                                     -more-

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                                                    WAIVER OF LOAN COVENANTS - 3

         Polaroid Corporation is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide. Visit the Polaroid web site at www.polaroid.com.


         "Polaroid" is a registered trademark of Polaroid Corporation, Cambridge, Mass. 02139


Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: successfully refinance, restructure or extend its existing credit facilities, reduce outstanding debt and negotiate with the lenders under its credit facilities and with its noteholders; market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; compete successfully in the instant imaging market against larger and stronger competitors; implement its strategies to reduce costs and improve cash flow; comply with the covenants in its credit facilities and indentures governing its outstanding notes; manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities and Exchange Commission.


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